UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2003

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

(860) 862-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure.

On October 1, 2003, the Mohegan Tribal Gaming Authority (the “Authority”) announced that it has amended and extended its pending solicitation of consents (the “Consent Solicitation”) from holders of its outstanding $200,000,000 principal amount of 8-1/8% Senior Notes due 2006, $150,000,000 principal amount of 8-3/8% Senior Subordinated Notes due 2011 and $250,000,000 principal amount of 8% Senior Subordinated Notes due 2012 (collectively, the “Notes”).

The fee to be paid for each Consent properly delivered and not revoked prior to the expiration of the Consent Solicitation has been increased to $10.00 in cash for each $1,000 principal amount of Notes.

In addition, a number of final changes have been made to reduce the scope of the proposed indenture amendments that were originally included in the Consent Solicitation. As a result of the reductions in the scope of the proposed indenture amendments, the indentures governing the Notes will continue to be more restrictive in certain material respects than the corresponding provisions of the indenture for the 6-3/8% Senior Subordinated Notes due 2009, which were issued in July 2003.

The expiration date for the Consent Solicitation has been extended from 5:00 p.m., New York City time, on Wednesday, October 1, 2003, to 5:00 p.m., New York City time, on Friday, October 3, 2003.

On October 1, 2003, the Authority issued a press release relating to the extension and amendment of the Consent Solicitation. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This press release may also be found on the Authority’s website at www.mohegansun.com under “About Mohegan Sun/Investor Relations.”

Item 7.    Financial Statements and Exhibits.

(c)    Exhibits.

The following exhibits are furnished as part of this report:

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated October 1, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: October 2, 2003	By:	/s/ MARK F. BROWN
Mark F. Brown Chairman, Management Board

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated October 1, 2003.